Exhibit 99.1

UNITY Biotechnology, Inc. Reports First Quarter 2019 Financial Results

SAN FRANCISCO, Calif., May 8, 2019 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ:UBX], a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today reported first quarter 2019 financial results.

UNITY also announced the last study visit for the last subject enrolled in the Phase 1 study of UBX0101 in patients with osteoarthritis of the knee occurred in April 2019. UNITY remains on track to report initial study results in the second quarter of 2019.

"We continue to make solid progress across our preclinical pipeline including advancing our first clinical candidate for ophthalmologic indications towards an IND filing early next year, " said Keith Leonard, chairman and chief executive officer of UNITY. “We look forward to reporting data during the second quarter from our phase 1 study. This is an important step in assessing the role that a senolytic agent may play in the treatment of osteoarthritis.”

First Quarter Financial Results

Cash, cash equivalents and investments totaled $150.2 million as of March 31, 2019 compared with $171.1 million as of December 31, 2018.

Operating loss for the three months ended March 31, 2019 was $19.7 million compared with $16.5 million for the same period in 2018. Cash used for operations during the first quarter of 2019 was $20.6 million.

Research and development expenses were $16.5 million during the first quarter of 2019 compared with $13.0 million for the first quarter of 2018. The increase was attributable to an increase in personnel-related expenses of $1.5 million, $2.1 million for direct research and development activities and $0.1 million for facilities-related costs. The increase was partially offset by $0.2 million decrease in consulting expenses.

General and administrative expenses were $4.5 million during the first quarter of 2019 compared with $3.5 million for the first quarter of 2018. The increase was predominantly due to $1.5 million in personnel-related expenses, of which $0.6 million was related to non-cash stock-based compensation expense. This was partially offset by a decrease of $0.4 million in professional fees.

The change in estimated fair value of contingent consideration expense of $1.2 million during the first quarter of 2019 was driven by the decrease in stock price from December 31, 2018.

About UNITY

UNITY is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY's initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related diseases, such as osteoarthritis, eye diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to the expected timing for the data read out from our Phase 1 clinical study of UBX0101, progress in our preclinical pipeline, timing for filing an IND application for ophthalmologic indications, and our potential to bring medicines to market to treat age-related diseases and extend human healthspan. Such forward-looking statements involve substantial risks and uncertainties that could cause UNITY’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug discovery and development process, including UNITY’s early stage of development and our understanding of senescence biology and other fundamental biological processes associated with aging, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, UNITY’s ability to successfully protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of UNITY’s product candidates. UNITY undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see UNITY’s recently most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating expenses:
Research and development	16,505	13,025
General and administrative	4,477	3,457
Fair value of contingent consideration	(1,245)	—
Total operating expenses	19,737	16,482
Operating loss	(19,737)	(16,482)
Interest income	1,006	352
Other expense, net	(36)	(3)
Net loss	(18,767)	(16,133)
Other comprehensive loss
Unrealized gain (loss) on marketable securities, net of tax	114	(34)
Comprehensive loss	$(18,653)	$(16,167)
Net loss per share, basic and diluted	$(0.44)	$(4.69)
Weighted-average number of shares used in computing net loss per share, basic and diluted	42,190,457	3,437,345

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$34,249	$15,399
Short-term marketable securities	115,949	155,736
Prepaid expenses and other current assets	1,642	1,830
Total current assets	151,840	172,965
Property and equipment, net	5,880	6,238
Restricted cash	1,446	550
Other long-term assets	1,631	1,622
Total assets	$160,797	$181,375

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$4,071	$4,847
Accrued compensation	1,674	3,791
Accrued and other current liabilities	4,920	4,990
Settlement liability	—	2,059
Contingent consideration liability, current portion	446	895
Total current liabilities	11,111	16,582
Deferred rent, net of current portion	2,265	2,467
Contingent consideration liability, net of current portion	792	1,588
Other non-current liabilities	26	45
Total liabilities	14,194	20,682

Convertible preferred stock	—	—
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	329,226	324,663
Related party promissory notes for purchase of common stock	(201)	(201)
Employee promissory notes for purchase of common stock	(400)	(400)
Accumulated other comprehensive loss	19	(95)
Accumulated deficit	(182,045)	(163,278)
Total stockholders' equity	146,603	160,693
Total liabilities, convertible preferred stock, and stockholders' equity	$160,797	$181,375

Investors

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Media

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